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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the application of our report dated December 11, 1997 in Alpha Technologies Group, Inc. annual report to shareholders incorporated by reference in this Form S-8 to the matters discussed in Note 6 and Note 9 of the financial statements incorporated by reference herein. It should be noted that we have performed no audit procedures subsequent to December 11, 1997, the date of our report, except with respect to the matters discussed in Note 6 and Note 9 as to which the date is January 15, 1998. Furthermore, we have not audited any financial statements of Alpha Technologies Group, Inc. as of any date or for any period subsequent to October 26, 1997.


/s/ Arthur Andersen LLP

Houston, Texas
April 20, 1998